Exhibit (e)(2)

TRANSPARENT VALUE TRUST

AMENDMENT TO

DISTRIBUTION AGREEMENT

THIS AMENDMENT is made as of January 28, 2014 by and between ALPS Distributors, Inc. (“ALPS”) and Transparent Value Trust (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Distribution Agreement dated November 1, 2011, as amended June 11, 2012 and January 28, 2013 (the “Agreement”);

WHEREAS, on September 12, 2013, the Board of Trustees of the Trust approved Transparent Value Small Cap Fund as a new series under the Trust; and

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect revised APPENDIX A – LIST OF PORTFOLIOS.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	APPENDIX A – LIST OF PORTFOLIOS. APPENDIX A – LIST OF PORTFOLIOS of the Agreement is replaced in its entirety with the attached APPENDIX A – LIST OF PORTFOLIOS.

2.

Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS DISTRIBUTORS, INC.		TRANSPARENT VALUE TUST

By:	/s/ Thomas A. Carter	By:	/s/ Armen Arus
Name: Thomas A. Carter		Name: Armen Arus
Title: President		Title: President

APPENDIX A

LIST OF PORTFOLIOS

Transparent Value Large-Cap Aggressive Fund

Transparent Value Large-Cap Core Fund

Transparent Value Large-Cap Defensive Fund

Transparent Value Dividend Fund

Transparent Value Large-Cap Growth Fund

Transparent Value Large-Cap Market Fund

Transparent Value Large-Cap Value Fund

Transparent Value Directional Allocation Fund

Transparent Value Small Cap Fund